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                           SECURITIES AND EXCHANGE COMMISSION


                                 Washington, D.C. 20549


                                       FORM 8-K
                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                         Securities and Exchange Act of 1934



                  Date of Report (Date of earliest event reported):
                                  NOVEMBER 22, 1999



                            GENZYME TRANSGENICS CORPORATION
                (Exact name of registrant as specified in its charter)


       MASSACHUSETTS                     0-21794                 04-3186494
(State or other jurisdiction        (Commission File           (IRS Employer
     of incorporation)                   Number)            Identification No.)


           175 CROSSING BOULEVARD, FRAMINGHAM, MASSACHUSETTS 01701
            (Address of principal executive offices and zip code)


             Registrant's telephone number, including area code:
                               (508) 620-9700


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ITEM 5. OTHER EVENTS.

     On November 22, 1999, Genzyme Transgenics Corporation (the "Company") redeemed all of the outstanding shares of Series A Convertible Preferred Stock for a cash payment of approximately $6.6 million. After sending notice of the redemption, the holders of the Series A Convertible Preferred Stock converted a portion of their shares into an aggregate of 901,807 shares of Common Stock prior to the redemption.

     Also on November 22, 1999, pursuant to a Stock Purchase Agreement between the Company and Genzyme Corporation, the Company issued and sold 6,602.53558 shares of Series B Convertible Preferred Stock, $0.01 par value per share, for an aggregate purchase price of $6,602,535.58. The Series B Convertible Preferred Stock has an accruing dividend and converts to Common Stock at a fixed price of $6.30 per share of Common Stock. Genzyme Corporation also received ten-year warrants to purchase 85,324 shares of Common Stock at an exercise price of $6.30 per share. The Company is obligated to redeem all or part of the Series B Convertible Preferred Stock in the event it consummates cumulative equity financings of $20 million or more. In addition, the Company is obligated to issue additional warrants for up to 29,491 shares of Common Stock to Genzyme Corporation in the event the Series B Convertible Preferred Stock is not redeemed in full by July 1, 2000.

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                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 1999          GENZYME TRANSGENICS CORPORATION

                                By: /s/ John B. Green
                                    ------------------------------------------
                                    John B. Green, Vice President, Finance,
                                    Principal Financial Officer



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